UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2007

PAVILION BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation) 135 East Maumee Street Adrian, Michigan (Address of principal executive office)	000-30521 (Commission File Number)	38-3088340 (IRS Employer Identification No.) 49221 (Zip Code)

Registrant’s telephone number, including area code: (517) 265-5144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements of Certain Officers

Employment Agreement with CEO.

On February 22, 2007, Pavilion Bancorp, Inc. (the "Company") and the Bank of Lenawee, a wholly-owned subsidiary of the Company (the "Bank"), extended an Employment Agreement with the President and Chief Executive Officer of the Company and the Bank, Richard J. DeVries. Pursuant to the Employment Agreement, the employment of Mr. DeVries is on an at-will basis and can be terminated by either party at any time (although Mr. DeVries is required to provide at least 30 days' prior written notice) for any reason or no reason. However, if the Bank terminates the employment of Mr. DeVries without cause or if Mr. DeVries terminates his employment because his responsibilities have been diminished in connection with a change in control of the Bank, the Bank is required to pay him severance compensation in a lump sum payment equal to 12 months of his then current salary. Based on Mr. DeVries' current salary, this severance payment would equal $205,000 (less any required withholdings) if termination occurred on the date of filing this Current Report on Form 8-K.

In addition, if the employment of Mr. DeVries is terminated due to disability, the Bank is required to make supplemental payments to Mr. DeVries (i.e., in addition to any disability benefits he may otherwise receive under the Bank's plans) for a period of 12 months such that he continues to receive a monthly amount equal to two-thirds (2/3) of his regular salary. Finally, upon termination of his employment (for whatever reason), the Bank is obligated to purchase the primary residence owned by Mr. DeVries, based on an average of two market appraisals, up to a maximum of $400,000.

In exchange for these severance payments plus an additional payment of $1,000 by the Bank, Mr. DeVries must agree to execute a settlement and release of all claims that he may have against the Company, the Bank, and certain related parties as a result of such termination or otherwise. Pursuant to the Employment Agreement, Mr. DeVries has also agreed not to compete with the Company or the Bank in certain southeast Michigan counties or solicit the Bank's customers or employees for a period of one year following termination of his employment.

Employment Agreement with CFO.

Also on February 22, 2007, the Company and the Bank entered into an Employment Agreement with the Chief Financial Officer of the Company and the Bank, Mark D. Wolfe. Pursuant to the Employment Agreement, the employment of Mr. Wolfe is on an at-will basis and can be terminated by either party at any time (although Mr. Wolfe is required to provide at least 30 days' prior written notice) for any reason or no reason. However, if the Bank terminates the employment of Mr. Wolfe without cause or if Mr. Wolfe terminates his employment because his responsibilities have been diminished in connection with a change in control of the Bank, the Bank is required to pay him severance compensation in a lump sum payment equal to 12 months of his then current salary. Based on Mr. Wolfe's current salary, this severance payment would equal $120,000 (less any required withholdings) if termination occurred on the date of filing this Current Report on Form 8-K.

In exchange for these severance payments plus an additional payment of $1,000 by the Bank, Mr. Wolfe must agree to execute a settlement and release of all claims that he may have against the Company, the Bank, and certain related parties as a result of such termination or otherwise. Pursuant to the Employment Agreement, Mr. Wolfe has also agreed not to compete with the Company or the Bank in certain southeast Michigan counties or solicit the Bank's customers or employees for a period of one year following termination of his employment.

Management Profit Sharing Plan

In addition to these two Employment Agreements, on February 22, 2007, the Board of Directors of the Company approved and adopted a Management Profit Sharing Plan (MPSP) for 2007. The MPSP is a performance-based cash bonus program pursuant to which the executive officers and certain other key employees of the Bank are entitled to participate. Participants in the MPSP have the potential to earn cash bonuses based on the economic performance of the Bank during fiscal year 2007. The Company's Board of Directors retains authority and discretion to grant, deny, increase, or decrease any bonuses payable under the MPSP. Pursuant to the MPSP and subject to such discretion of the Board, the maximum bonus payable to the Chief Executive Officer for 2007 is $123,000 and the maximum bonus payable to the Chief Financial Officer for 2007 is $50,000.

The disclosure of the information set forth in this Current Report shall not be deemed an admission by the Corporation of the materiality of any such information.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 27, 2007	PAVILION BANCORP, INC. (Registrant) By: /s/ Richard DeVries —————————————— Richard DeVries President & Chief Executive Officer